UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 15, 2008

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2008, NightHawk Radiology Holdings, Inc. (the “Company”) announced that Mr. David Engert succeeded Dr. Paul Berger as the chief executive officer of the Company, effective November 15, 2008. Dr. Berger will remain the non-executive chairman of the board of directors of the Company and will provide assistance to the Company during a transition period.

Mr. Engert, 58, has served as a director of the Company and member of the audit and nominating and corporate governance committees of the board of directors of the Company since April 30, 2008. Mr. Engert is the founder and owner of ES3, a strategic consulting and investment company since 2007. Prior to 2007, from 2002 to 2006, Mr. Engert served as the president, chief executive officer and director of Quality Care Solutions, Inc., one of the nation’s leading providers of advanced healthcare payer enterprise application solutions, which was acquired by Trizetto, Inc. in January 2007. Prior to 2002, Mr. Engert held a number of senior level management positions in the healthcare industry over the previous 10 years, including senior vice president & general manager at McKesson Corporation’s Managed Care Division.

The Company has paid Mr. Engert cash compensation and granted to him certain equity incentives in connection with his appointment to, and service on, the board of directors of the Company, the details of which are described in greater detail in the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2008 (and which is incorporated herein by reference). Mr. Engert and the Company are currently negotiating the terms of his employment. In connection with Mr. Engert’s appointment as chief executive officer of the Company, he will step down from his positions as a member of the audit and nominating and corporate governance committees and Mr. Peter Chung has been appointed as a member of the audit committee.

In connection with Dr. Berger’s resignation, Dr. Berger and the Company entered into a Transition and Separation Agreement, dated as of November 14, 2008, pursuant to which the parties agreed that, consistent with the terms of Dr. Berger’s employment agreement (i) Dr. Berger shall receive an aggregate amount equal to $600,000, payable in 12 monthly installments, (ii) the vesting of restricted stock units granted to Dr. Berger on February 19, 2008 shall become vested as of the date of separation, (iii) Dr. Berger shall be provided with health benefits under the Company’s health plan (or the Company shall pay for Dr. Berger’s continued coverage) until the earlier of 12 months from the date separation date or the date on which he becomes eligible for group health coverage with another employer, and (iv) reimbursement of certain legal expenses. The terms of Dr. Berger’s confidentiality and non-competition agreement will remain in effect.

In addition, effective November 15, 2008, Mr. Jon Berger resigned as a director and as senior vice president (strategy and business development) of the Company. In connection with such resignation, Mr. Berger and the Company entered into a Transition and Separation Agreement, dated as of November 14, 2008, pursuant to which the parties agreed that, (i) Mr. Berger shall receive a lump sum payment in an aggregate amount equal to $397,000, (ii) the vesting of restricted stock units granted to Mr. Berger on February 19, 2008 shall become vested as of the date of separation and (iii) Mr. Berger shall be provided with health benefits under the Company’s health plan (or the Company shall pay for Mr. Berger’s continued coverage) until the earlier of 12 months from the date separation date or the date on which he becomes eligible for group health coverage with another employer. Mr. Berger will remain subject to his existing confidentiality agreement and a one-year non-competition agreement.

Dr. Berger, Mr. Jon Berger and the Company also agreed to negotiate a customary registration rights agreement, pursuant to which the Bergers would be entitled to two demand registrations for shares of common stock of the Company held by them.

A copy of the transition and separation agreements for Dr. Berger and Mr. Jon Berger are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. A copy of a press release announcing the personnel changes described above is attached hereto as Exhibit 99.3

Item 9.01	Financial Statements and Exhibits.

99.1	Dr. Paul E. Berger Transition and Separation Agreement

99.2	Mr. Jon D. Berger Transition and Separation Agreement

99.3	Press release of dated November 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2008

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Paul E. Cartee
Paul E. Cartee
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Dr. Paul E. Berger Transition and Separation Agreement

99.2	Mr. Jon D. Berger Transition and Separation Agreement

99.3	Press release dated November 17, 2008